Exhibit 10.72

AMENDMENT TO SHARE EXCHANGE AGREEMENT
THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT ("Amendment") is entered into effective as of the date of the last signature (the "Effective Date"), by and between CANNASYS, INC., a Nevada corporation ("CannaSys"), and MHB, INC., a Colorado corporation doing business as Mile High Brands (the "MHB") and amends that certain Share Exchange Agreement dated November 3, 2015, between CannaSys and MHB (the "Exchange Agreement"). CannaSys and MHB are hereinafter referred to individually, as a "Party," or collectively, as the "Parties."
Recitals
A. Under the terms of the Exchange Agreement, MHB delivered 10,000,000 shares of its common stock, no par value (the "MHB Shares") to CannaSys and CannaSys delivered 10,000,000 shares of its common stock, par value $0.001 (the "CannaSys Shares") to MHB.
B. On October 17, 2016, CannaSys completed recapitalization of its capital, which involved a 20-to-1 reverse-split of its then issued and outstanding shares of common stock. The Parties now desire to amend the Exchange Agreement by cancelling 480,000 (post-reverse-split) CannaSys Shares held by MHB and 9,985,000 MHB Shares held by CannaSys resulting in each Party owning 15,000 shares of the other Party's common stock.
C. The Parties deem it advisable and in their respective shareholders' best interests to effect the changes to the Exchange Agreement contemplated by this Amendment while the Parties remain fully committed to their joint venture activities under Mile High Consulting and Branding, Inc.
Agreement
NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), the respective representations, warranties, covenants, and agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Parties agree as follows:
1. Amendments to Exchange Agreement. On the Effective Date, the Exchange Agreement is amended as follows:

(a) Cancellation of CannaSys Shares. MHB hereby cancels 9,985,000 MHB Shares issued to CannaSys under Section 2.01(a)(i) the Exchange Agreement resulting in 15,000 MHB Shares held by CannaSys.

(b) Cancellation of MHB Shares. CannaSys hereby cancels 485,000 CannaSys Shares issued to MHB under Section 2.01(b) the Exchange Agreement resulting in 15,000 CannaSys Shares held by MHB.

(c) Termination of Gross Revenue Assignment. The Gross Revenue Assignment delivered to CannaSys under Section 2.01(a)(ii) of the Exchange Agreement is hereby terminated and CannaSys's right to receive 10% of MHB gross revenues is terminated.

(d) Board of Directors. Section 2.04 of the Exchange Agreement is deleted in its entirety. Michael A. Tew hereby resigns from the MHB board of directors, and neither Party will have the right appoint a member of the board of directors of the other Party.

(e) Expenses and Fees. Section 8.06 of the Exchange Agreement is amended to reflect that $7,500 paid by MHB, which is currently held on CannaSys's balance sheet as a note, is in fact a payment for fees as originally intended under Section 8.06, and MHB acknowledges that CannaSys has no obligation to repay this amount.

The Parties shall deliver a fully executed copy of this Amendment to their respective stock transfer agents with instructions to cancel the respective shares as set forth in this Amendment.

2. Mile High Consulting and Branding, Inc. Each Party reaffirms its commitment to the successful operation of Mile High Consulting and Branding, Inc. formed under the terms of Section 8.07 of the Exchange Agreement and operating under the terms of the Parties' Stockholders Agreement for Mile High Consulting and Branding, Inc. dated May 31, 2016.

3. Delivery of Website Information.  On or before November 20, 2016, CannaSys shall deliver to MHB information relating to MHB's website including, website location, server, username, and password.

4. Mutual Release. Each Party, for itself and its present and former employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, managers, partners, predecessors, successors, assigns, and subsidiary and parent companies, hereby completely, unconditionally, and forever releases, acquits, and discharges the other Party and its respective present and former employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, managers, partners, predecessors, successors, assigns, and subsidiary and parent companies, of and from any and all actions, causes of action, claims, counterclaims, debts, demands, liabilities, losses, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, or whatsoever kind of nature, arising prior to the date hereof, for or because of any matter or things done, omitted, or suffered to be done by any of the other Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected therewith. Neither this Amendment nor the negotiation, execution, or performance hereof shall be deemed to constitute an admission, directly or indirectly, by any Party of any liability or responsibility on account of or for any claims released herein, but this Amendment is entered into for the sole and exclusive purposes of resolving the disputes between the Parties and buying peace, and each Party expressly denies any and all liability arising out of any of the claims, allegations, or demands whatsoever of any Party against the other.

5. General.

(a) Except as amended hereby, the Exchange Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Exchange Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter, or communication issued or made pursuant to, or respecting, the Exchange Agreement, any reference in any of such items to the Exchange Agreement being sufficient to refer to the Exchange Agreement, as amended.

(b) Any capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Exchange Agreement as applicable.

(c) This Amendment shall be governed by and construed under and in accordance with the laws of the state of Colorado without giving effect to any choice or conflict of law provision or rule (whether the state of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Colorado.

(d) This Amendment may be executed in any number of counterparts (and any counterpart may be executed by original, portable document format (pdf), or facsimile signature), each of which when executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates set forth below.

CANNASYS, INC.

By: /s/ Michael Tew
Name: Michael Tew
Its: CEO
Date: 11/17/16

MHB, INC. d/b/a MILE HIGH BRANDS

By: /s/ Arnold Jay Boisdrenghien
Name: Arnold Jay Boisdrenghien
Its: CEO
Date: 12/22/16